Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of September 24, 2024, is made by and among Breeze Holdings Acquisition Corp., a Delaware corporation (“Parent”), YD Biopharma Limited, a Cayman Islands exempted company (the “Company”), Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned stockholders of Parent (the “Parent Stockholders” and together with the Sponsor, the “Parent Initial Stockholders”). Parent, the Company and each of the Parent Initial Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. On September 24, 2024, Parent, the Company, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent, expected to be named “YD Bio Limited,” which is in the process of being formed by the Parent, and once formed, the Parent shall cause it to enter into a joinder to this Agreement (“Pubco”), Breeze Merger Sub, Inc., a Delaware corporation that will be a direct, wholly-owned Subsidiary of Pubco (“Parent Merger Sub”), and a Cayman Islands exempted company and that will be a wholly-owned subsidiary of Pubco, expected to be named “BH Biopharma Merger Sub Limited,” which is in the process of being formed by the Parent, and once formed, the Parent shall cause it to enter into a joinder to this Agreement (“Company Merger Sub”), entered into that certain Merger Agreement and Plan of Reorganization (the “Merger Agreement”), pursuant to which, among other matters, (a) Parent Merger Sub will merge with and into Parent, with Parent continuing as the surviving company (the “Parent Merger”), and with the security holders of Parent receiving substantially equivalent securities of Pubco and (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Company Merger”; Company Merger and the Parent Merger are together referred to herein as the “Mergers”), and with the shareholders of the Company receiving Pubco Ordinary Shares, and as a result of the Mergers, Parent and the Company will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company listed on Nasdaq, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of applicable law.

B. Each of the Parent Initial Stockholders is the record and beneficial owner of the number of issued and outstanding shares of Parent set forth on Schedule A hereto (the “Shares”).

C. In order to induce Parent and the Company to enter into the Merger Agreement and the Specified Stockholders to enter into the Stockholder Support Agreement, the Parties desire to enter into this Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote; No Redemption. Each of the Parent Initial Stockholders hereby irrevocably and unconditionally agrees (a) to vote, at any meeting of the stockholders of Parent or in any action by written consent of the stockholders of Parent, all of such Parent Initial Stockholder’s Shares (together with any other shares of Parent that such Parent Initial Stockholder acquires record or beneficial ownership of or the power to vote after the date hereof, collectively, the “Subject Parent Stock”) (i) in favor of the Parent Proposals, including without limitation the adoption of the Merger Agreement and approval of the Transactions, and if necessary and applicable, the Extension Proposal, and (ii) against, and withhold consent with respect to, any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (A) a breach of any of the Parent Parties’ representations, warranties, covenants, agreements or obligations under the Merger Agreement or (B) any of the conditions to the Closing set forth in Sections 8.01 or 8.03 of the Merger Agreement not being satisfied, (b) if a meeting of the stockholders of Parent is held in respect of the matters set forth in clause (a), to appear at such meeting, in person or by proxy, or otherwise cause all of its Subject Parent Stock to be counted as present thereat for purposes of establishing a quorum, and (c) not to redeem, elect to redeem or tender or submit any of its Subject Parent Stock for redemption in connection with such Parent stockholder approval, the Mergers or the other Transactions, or if necessary and applicable, the Extension Proposal. Prior to any valid termination of the Merger Agreement, each of the Parent Initial Stockholders shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other Transactions on the terms and subject to the conditions set forth therein. The obligations of the Parent Initial Stockholders specified in this Section 1 shall apply whether or not the Mergers, any of the other Transactions or any action described above, or if necessary and applicable, the Extension Proposal, is recommend by the Parent Board. Each of the Parent Initial Stockholders acknowledges receipt and review of a copy of the Merger Agreement.

2. Waiver of Anti-dilution Protection. Each of the Parent Initial Stockholders hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by applicable Law and the Parent Organizational Documents, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Parent Initial Stockholder may be entitled in connection with the Mergers or the other Transactions, or if necessary and applicable, the Extension Proposal.

3. Transfer of Shares.

(a) Each of the Parent Initial Stockholders hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject Parent Stock or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject Parent Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Parent Stock that conflicts with any of the covenants or agreements set forth in this Agreement or (iii) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to an Affiliate of such Parent Initial Stockholder, (B) to another Parent Initial Stockholder that is a Party and bound by the terms and obligations hereof or (C) made in connection with the Mergers or the other Transactions; provided, that any transferee of any Transfer of the type set forth in clause (A) must enter into a joinder agreement agreeing to become a Party.

(b) In furtherance of the foregoing, Parent hereby agrees to (i) place a revocable stop order on all Subject Parent Stock subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of such stop order and the restrictions on such Subject Parent Stock under Section 3(a) and direct Parent’s transfer agent not to process any attempts by any Parent Initial Stockholder to Transfer any Subject Parent Stock except in compliance with Section 3(a) and which shall first be approved by Parent; for the avoidance of doubt, the obligations of Parent under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject Parent Stock.

4. Reserved.

5. Other Covenants and Agreements.

(a) Each of the Parent Initial Stockholders hereby agrees to be bound by and subject to (i) Section 7.04(b) (Confidentiality) and Section 7.11 (Public Announcements) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement and (ii) Section 7.06 (Exclusivity) and Section 7.02 (Parent Stockholders’ Meeting; Pubco and Merger Subs Stockholder’s Approval) of the Merger Agreement to the same extent as such provisions apply to Parent, in each case, mutatis mutandis and as if such Parent Initial Stockholder was a party thereto.

(b) The Sponsor hereby agrees in accordance with Section 7.19 of the Merger Agreement to assume and pay all of the Legacy Parent Transaction Expenses in full and will indemnify Pubco, Parent, the Company and their respective Subsidiaries from any and all liabilities relating to the Legacy Parent Transaction Expenses. Notwithstanding anything herein to the contrary, the Sponsor agrees that it shall not Transfer any of its Shares or distribute any of its assets unless and until such time as it has assumed and paid in full all Legacy Parent Transaction Expenses in accordance with this Section 5(b).

(c) Each of the Parent Initial Stockholders acknowledges and agrees that the Company is entering into the Merger Agreement and the Specified Stockholders are entering into the A&R Stockholder Support Agreement in reliance upon the Parent Initial Stockholders entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, and but for the Parent Initial Stockholders entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into the Merger Agreement or agreed to consummate the Transactions and the Specified Stockholders would not have entered into the Stockholder Support Agreement or agreed to consummate the transactions contemplated thereby.

6. Representations and Warranties. Each of the Parent Initial Stockholders, severally and not jointly, represents and warrants to Parent and the Company as follows:

(a) If such Parent Initial Stockholder is a natural person, he or she is legally competent to execute and deliver this Agreement. If such Parent Initial Stockholder is not a natural person, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Parent Initial Stockholder’s power and have been duly authorized by all necessary actions on the part of such Parent Initial Stockholder.

(c) The execution and delivery of this Agreement by such Parent Initial Stockholder does not, and the performance by such Parent Initial Stockholder of his, her or its obligations hereunder will not, (i) conflict with or violate any Law applicable to such Parent Initial Stockholder, (ii) result in the creation of any Lien on any of its Subject Parent Stock (other than under this Agreement, the Merger Agreement or the Ancillary Agreements), (iii) if applicable, conflict with or result in a breach or violation of or constitute a default under its organizational documents, or (iv) require any consent, authorization or approval of, declaration, filing or registration with, or notice to, any Person, in each case that has not been given or made as of the date hereof.

(d) There are no Actions pending against such Parent Initial Stockholder or, to the knowledge of such Parent Initial Stockholder, threatened against such Parent Initial Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Parent Initial Stockholder of its obligations under this Agreement.

(e) This Agreement has been duly executed and delivered by such Parent Initial Stockholder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Parent Initial Stockholder, enforceable against him, her or it in accordance with the terms hereof (except as enforceability may be limited by applicable bankruptcy Laws, other applicable, similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies),

(f) Such Parent Initial Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of his, her or its obligations hereunder.

(g) Such Parent Initial Stockholder is the exclusive record and beneficial owner of, and has good and valid title to, all of the Shares set forth opposite such Parent Initial Stockholder’s name on Schedule A hereto, and there exist no Liens, pledge, proxy, security interest, option, right of first refusal, adverse claim of ownership or any other limitations or restrictions (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Shares), other than pursuant to (i) this Agreement, (ii) the Parent Organizational Documents, (iii) the Merger Agreement or the Ancillary Agreements, (iv) the Letter Agreement, dated as of November 23, 2020, by and between Parent and the Sponsor, (v) the Securities Escrow Agreement, dated as of November 23, 2020, by and among Parent, certain stockholders of Parent and Continental Stock Transfer & Trust Company, and (vi) any applicable securities Laws, and as of the date of this Agreement, such Parent Initial Stockholder has the sole power (as currently in effect) to vote, and the right, power and authority to sell, transfer and deliver, such Shares, and such Parent Initial Stockholder does not own, directly or indirectly, any other Shares.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms and (b) the mutual written agreement of all of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(a) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 6 and 12 shall each survive any termination of this Agreement pursuant to Section 7(a), and (iii) Sections 7 through 16 shall survive any termination of this Agreement. For purposes of this Section 7, “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly set forth in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party to induce him, her or it to enter into this Agreement, (iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (v) causing such Party to suffer damage by reason of such reliance.

8. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of Parent (other than the Parent Initial Stockholders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of Parent (other than the Parent Initial Stockholders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Parent, to:

Breeze Holdings Acquisition Corp.
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Attention: J. Douglas Ramsey, Ph.D.
Email: doug@breezeacquisition.com

with a copy to:

Woolery & Co.
1 Pier 76
408 12th Ave
New York, NY 10018
Attention: Jim Woolery; Mathew J. Saur
Email: james@wooleryco.com; matt@ekpyrosis.co

(b)	If to the Company, to:

YD Biopharma Limited
12th Floor, No. 101, Section 2
Nanjing East Road, Zhongshan District
Taipei City, Taiwan 54186159
Attn: Dr. Ethan Shen
E-mail: ethanshen@eg-bio.com

with a copy to:

ArentFox Schiff LLP
1717 K Street NW
Suite 700
Washington, DC 20006
Attention: Ralph V. De Martino
Email: ralph.demartino@afslaw.com

(c)	If to the Sponsor, to:

Breeze Sponsor, LLC
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Attention: J. Douglas Ramsey, Ph.D.
Email: doug@breezeacquisition.com

with a copy to:

Woolery & Co.
1 Pier 76
408 12th Ave
New York, NY 10018
Attention: Jim Woolery; Mathew J. Saur
Email: james@wooleryco.com; mathew@wooleryco.com

If to a Parent Initial Stockholder (other than the Sponsor), to the address or email address set forth for such Parent Initial Stockholder on his, her or its signature page hereof, or to such other address or addresses as the Parties may from time to time designate in writing.

10. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

11. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Parties and the Parties to be bound thereby, respectively. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties.

12. Fees and Expenses. Except as otherwise expressly set forth herein or in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

13. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) none of the Parent Initial Stockholders makes any agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject Parent Stock and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of such Parent Initial Stockholder in its capacity as a member of the Parent Board or other similar governing body of any of its Affiliates or as an officer, employee or fiduciary of Parent or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Parent or such Affiliate.

14. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

15. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture.

16. Incorporation by Reference. Sections 1.03 (Construction)), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 10.08 (Headings) and 10.09 (Counterparts; Electronic Delivery) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Sponsor Support Agreement as of the date first above written.

BREEZE HOLDINGS ACQUISITION CORP.

By:	/s/ J. Douglas Ramsey, Ph.D.
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	CEO & CFO

BREEZE SPONSOR, LLC

By:	/s/ J. Douglas Ramsey, Ph.D.
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	Manager

YD BIOPHARMA LIMITED

By:	/s/ Dr. Hsieh Tsung Shen
	Name:	Dr. Hsieh Tsung Shen
	Title:	CEO

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Sponsor Support Agreement as of the date first above written.

PARENT STOCKHOLDERS:

I-BANKERS SECURITIES, INC.

By:	/s/ Matthew J. McCloskey
Name:	Matthew J. McCloskey
Title:	President
Email:
Address:

/s/ Albert McLelland
Albert McLelland
Email:
Address:

/s/ Daniel L. Hunt
Daniel L. Hunt
Email:
Address:

/s/ Robert Lee Thomas
Robert Lee Thomas
Email:
Address:

/s/ Bill Stark
Bill Stark
Email:
Address:

[Signature Page to Sponsor Support Agreement]

SCHEDULE A

PARENT SHARES

Name	Number of Shares of Common Stock
Breeze Sponsor, LLC	2,475,000
I-Bankers Securities, Inc.	300,000
Albert McLelland	25,000
Daniel L. Hunt	25,000
Robert Lee Thomas	25,000
Bill Stark	25,000